Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Vicki Shamion, Kohl’s

Senior Vice President of Public Relations

Ph: 262-703-1464

Vicki.shamion@kohls.com

Kohl’s Announces Executive Promotions

Company continues with executive succession plan, remains committed to long-term growth strategy

MENOMONEE FALLS, Wis., November 29, 2010 – Kohl’s Corporation (NYSE:  KSS) announced today the promotions of the following four executives: Don Brennan to chief merchandising officer; John Worthington to chief administrative officer; Peggy Eskenasi to senior executive vice president; and Wes McDonald to senior executive vice president, chief financial officer. All promotions are effective December 1, 2010, and are part of Kohl’s ongoing executive succession planning process, reflecting the ongoing stability of the management team.

“Our focus on strong succession planning has allowed us to build an unparalleled executive management team,” said Kevin Mansell, Kohl's chairman, president and chief executive officer. “The individuals recognized today are proven leaders with consistent results who demonstrate the vision, innovation and strategic prowess required to position Kohl’s for continued long-term success.”

Mr. Brennan, 50, who has served as senior executive vice president since September 2007, has been promoted to chief merchandising officer. He is responsible for oversight of all merchandising divisions, merchandise planning and allocation, and e-commerce. With his new role, Mr. Brennan will also assume management responsibility for product development, which previously reported to Mr. Mansell. Mr. Brennan, a 28-year retail veteran, joined Kohl’s in 2001 as executive vice president, merchandise planning and allocation; he also served as executive vice president and general merchandise manager,  men’s and children’s from April 2004 to September 2007. Prior to his career with Kohl’s, Mr. Brennan held a variety of management positions with Burdines Department Stores, a division of Federated Department Stores, Inc.

Mr. Worthington, 46, who has served as senior executive vice president since September 2007, has been promoted to chief administrative officer. Mr. Worthington oversees store operations, store administration, merchandise presentation, loss prevention, real estate, and information services. Throughout his 17-year career with Kohl’s, he has held a variety of positions, including executive vice president, director of stores from 2005 to September 2007; senior vice president of stores from 2004 to 2005; and vice president, regional manager from 2002 to 2004. Prior to joining Kohl's in 1993, he held leadership positions with Famous-Barr, a division of The May Department Stores Company.

Ms. Eskenasi, 55, who has served as executive vice president of product development since October 2004, has been promoted to senior executive vice president.  Prior to joining the company, Ms. Eskenasi, a 32 year retail veteran, served as president of private label brand development for Saks Inc. and vice president-general manager for Frederick Atkins.

Mr. McDonald, 48, who has served as executive vice president, chief financial officer since August 2003, has been promoted to senior executive vice president, chief financial officer. Prior to joining Kohl’s in 2003, Mr. McDonald, a 22-year retail veteran, was vice president, chief financial officer of Abercrombie & Fitch. From 1988 to 2000, he held a variety of management positions with Target Corporation, most recently as director, information systems finance and administration.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates its 1,089 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $150 million for children's initiatives nationwide through its Kohl's Cares(R) cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit http://www.kohls.com/.

###